PROSPECTUS Dated April 16, 1993                      Pricing Supplement No. 7 to
PROSPECTUS SUPPLEMENT Dated April 26, 1993   Registration Statement No. 33-60322
                                                                January 28, 1997
                                                                  Rule 424(b)(3)

                                MERCK & CO., INC.
                           MEDIUM-TERM NOTES, SERIES B
                             SENIOR FIXED RATE NOTES
                                ----------------

         The Fixed Rate Notes, as further described below and in the Prospectus Supplement under "Description of Notes - Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

         The Fixed Rate Notes will be redeemable in whole, but not in part, at the option of Merck & Co., Inc. upon 30 calendar days' notice on any Interest Payment Date commencing February 7, 1998.

Principal Amount:               $85,000,000                     Annual Redemption
                                                                Percentage Reduction:           N/A

Maturity Date:                  February 7, 2012                Interest Payment Period:        Monthly

Interest Rate:                  7.25% per annum                 Specified Currency:             U.S. Dollars

Interest Accrual Date:          February 7, 1997                Issue Price:                    100%

Interest Payment Dates:         The 7th of each month           Settlement Date (Original
                                commencing March 7,             Issue Date):                    February 7, 1997
                                1997, with payments
                                scheduled for non-
                                business days delayed to
                                the next business day with
                                no additional interest
                                accruing

Redemption Dates:               Redeemable in whole, but        Book Entry Note or
                                not in part, at the option of   Certificated Note:              Book Entry Note
                                Merck & Co., Inc. upon 30
                                calendar days' notice on
                                any monthly payment date
                                commencing February 7,
                                1998

Minimum Denomination:           $1,000                          Senior Note or
                                                                Subordinated Note:              Senior Note

Redemption Percentage:          100%                            Total Amount of OID:            N/A

                                                                Original Yield to Maturity:     N/A

                                                                Initial Accrual Period OID:     N/A

                                                                Trustee:                        First Trust of New York

                                                                CUSIP:                          58933NAK5



Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.



                              MORGAN STANLEY & CO.
                                  INCORPORATED